UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, DC	20007
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01 Entry into a Material Definitive Agreement.

Rentech Nitrogen Holdings, Inc. (“RNHI”), an indirect wholly-owned subsidiary of Rentech, Inc. ( “Rentech”), is party to the Second  Amended and Restated Term Loan Credit Agreement (the “Credit Agreement”) among RNHI, certain funds managed by or affiliated with GSO Capital Partners LP, as lenders (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (the “Agent”).  On November 30, 2017, RNHI entered into the Share Exchange Agreement with the Lenders and the Agent (the “Exchange Agreement”).  Pursuant to the terms of the Exchange Agreement, the Company repaid approximately $22.4 million of term loan debt under the Credit Agreement through the delivery of approximately 7.19 million common units of CVR Partners, LP held by RNHI.   The remaining principal balance under the Credit Agreement, which matures on April 9, 2019, is approximately $19.5 million.  Following the repayment, the Company and its subsidiaries no longer own any common units of CVR Partners, LP.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which will be filed as an exhibit to a future filing by the Company and is hereby incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

RTK WP Canada, ULC (“RTK WP Canada”), a wholly-owned subsidiary of Rentech, entered into a Master Services Agreement with Quebec Stevedoring Company Limited (that was subsequently assigned to Quebec Biomass Marine Terminal, or “QSL”) dated as of April 30, 2013 (the “Port Agreement”), pursuant to which Quebec Stevedoring was required to provide stevedoring, terminalling and warehousing services to RTK WP Canada at the Port of Quebec.  Also under the terms of the Port Agreement, QSL invested approximately CAD$20 million to build handling equipment and 75,000 metric tons of wood pellet storage exclusively for our use at the port, with the same amount becoming a lease obligation for RTK WP Canada.  The Port Agreement was designed to support the term and volume commitments of RTK WP Canada’s obligation to sell wood pellets, as well as future wood pellet exports through the Port of Quebec by RTK WP Canada.  Any lease payments by RTK WP Canada pursuant to the Port Agreement were guaranteed by Rentech in an amount not to exceed CAD$20 million under a Guaranty Agreement executed by Rentech on April 30, 2013.  Rentech filed a copy of the Port Agreement as material definitive agreement with the Securities and Exchange Commission on Form 10-Q on August 8, 2013.

On November 30, 2017, QSL notified RTK WP Canada that it was terminating the Port Agreement with immediate effect for failure to pay sums due.   The termination notice also provided that the termination of the Port Agreement was without prejudice to the rights of QSL to seek compensation for all sums payable pursuant to the terms of the Port Agreement and at law, from RTK WP Canada and Rentech.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01(a) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit
Exhibit 10.1

Share Exchange Agreement, dated November 30, 2017, by and among Rentech Nitrogen Holdings, Inc., Credit Suisse AG, Cayman Islands Branch, GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners LP, GSO Credit-A Partners, LP, Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners LP, GSO Cactus Credit Opportunities Fund LP and GSO Aiguille Des Grands Montets Fund II LP (incorporated by reference to Exhibit I to the Schedule 13D/A filed by Rentech, RNHI and Rentech Development Corporation on December 5, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTECH, INC.

Date: December 6, 2017	By:	/s/ Paul Summers
Paul Summers
Chief Financial Officer